Exhibit 10.17

Date: May 28, 2024

Name: Daniel (Dan) Lochner

Via Electronic Delivery

Dear Dan,

It is with great pleasure that I am inviting you to join our team at Tectonic Therapeutic, Inc. (the “Company”). Your position will be that of Chief Financial Officer (“Role”). Your employment with the Company in the Role will commence as of June 3, 2024, or on such other date as determined by you and the Company (the “Effective Date”). As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.

1.
Position: While serving in the Role, you shall report to the Company’s Chief Executive Officer. You will have such duties, authorities, and responsibilities as are customarily associated with the Role.
2.
Base Salary: Upon and following the Effective Date, your initial base salary will be four hundred and seventy-five thousand dollars ($475,000) per year, paid bi-monthly at a rate of $19,791.66 per pay period, less payroll deductions and withholdings, and paid in accordance with the Company’s standard payroll practices. Your base salary will be subject to periodic review, at least annually, and potential adjustment for increase (but not decrease unless such decrease is a result of an across-the-board salary reduction for similarly situated executives) in the Company’s discretion. Your base salary in effect at any time is referred to herein as the “Base Salary.”
3.
Annual Bonus Compensation: You will be eligible to earn an annual discretionary bonus with a target amount equal to 40% of the Base Salary (the “Target Bonus”). Your actual annual bonus (the “Annual Bonus”) may be greater or less than the Target Bonus. The Annual Bonus will be based on achievement of one or more Company and/or individual performance goals established by the Company’s Board of Directors (the “Board”) or the Compensation Committee thereof, in its discretion, and actual payout of the Annual Bonus will be determined by the Board in its discretion based on achievement of the applicable performance goals for the relevant year. For those hired within the plan year, your Annual Bonus payment will be pro-rated based on your hire date. The Company will pay you the Annual Bonus, if any, less applicable deductions and withholdings, by no later than April 15th of the following calendar year. The Annual Bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.
4.
Equity Grant: Subject to approval by the combined Company’s Board, as soon as practicable following the Effective Date (and no event earlier than the closing of the merger), the Company will grant you stock options to purchase a number of shares of common stock equal to 0.80% of the combined Company’s post-merger outstanding shares of common stock, at a price equal to the fair market value of such shares as determined by the Board on the date of grant (the “Option Award”).

Such Option Award will be governed by the terms and conditions of the Company’s forthcoming 2024 Equity Incentive Plan (the “Plan”) and the applicable grant agreement, and will include the following vesting schedule: 25% of the total number of shares subject to the Option Award will vest on the first anniversary of your vesting commencement date and an additional 1/48th of the total number of shares underlying the Option Award will vest on the last day of each month thereafter, in each instance subject to your Continuous Service (as defined in the Plan).

In addition, subject to approval by the combined Company’s Board, as soon as practicable following the Effective Date (and no event earlier than the closing of the merger), the Company will also grant you a performance-based equity award (the “Performance Award”) to purchase a number of shares of common stock equal to 0.10% of the combined Company’s post-merger outstanding shares of common stock, predicated on the following performance-based vesting schedule, in each case, subject to Continuous Service through each vesting date:

•
50% of the 0.10% Performance Award shares (i.e., 0.05%) will vest on 6/1/2026 if the Company raises $100M by 6/1/2026 and has a minimum of a two (2) year cash runway as of 6/1/2026 (i.e. until 6/1/2028), and

•
50% of the remaining 0.10% Performance Award shares (i.e., 0.05%) will vest on 6/1/2028 if the Company has a minimum of a two (2) year cash runway as of 6/1/2028 (i.e. until 6/1/2030), in each case, as determined by the Board (or the Compensation Committee of the Board) in its sole discretion.

The Performance Award will be in the form of stock options and will have an exercise price equal to the fair market value of such shares as determined by the Board on the date of grant. The Performance Award will be governed by the terms and conditions of the Company’s forthcoming 2024 Equity Incentive Plan (the “Plan”) and the applicable grant agreement.

The vesting of such Option Award and Performance Award shall accelerate under the following circumstances: in the event of 1) a Change in Control (as defined in the Plan) and (2) provided that within 12 months after such Change in Control, either (x) your Continuous Service is involuntarily terminated without Cause (as defined in the attached Agreement to Pay Severance) or (y) you resign for Good Reason (as defined in the attached Agreement to Pay Severance), 100% of the unvested shares shall be deemed fully vested as of the date of termination.

5.
Benefits: Commencing as of the Effective Date, you will be eligible to participate in the Company's employee benefit programs including medical and dental insurance, disability plans, and other employee benefit programs available on terms no less favorable than those made available to other senior executives of Company. The Company reserves the right to change or revise its compensation, benefits and benefit programs from time to time in its discretion without prior notice.
6.
Time Off: In addition to 11 Company paid holidays, you will receive a total of 15 days of Earned Time Off (vacation and personal) each year which is earned pro rata on a bi-monthly basis. Additionally, full-time employees are eligible for 8 days of paid sick time.
7.
Expense Reimbursement: The Company will reimburse you for all reasonable and necessary expenses incurred by you in connection with performing your duties as an employee of the Company, provided that you comply with any Company policy or practice on submitting, accounting for and documenting such expenses.
8.
Location: You will primarily work remotely, including from your home, as may be done without interruption to the operations of the Company; provided, however, that during your employment, you will be expected to be physically present in the Company’s offices on a reasonably consistent basis in order to properly perform and execute your duties. You may also be required to engage in reasonable travel for business, consistent with the Company’s business needs.

9.
Employment At-Will; Termination: Your employment will be at-will, meaning that you are not being offered employment for a definite period and that either you or the Company may terminate the employment relationship at any time for any reason. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.
9.1.
Involuntary Termination for Cause; Resignation without Good Reason. The Company may terminate your employment at any time for Cause or you may resign from your employment with the Company at any time without Good Reason, as those terms are defined in the Tectonic Therapeutic, Inc. Severance Plan (the “Severance Plan”). Termination for Cause, or your resignation without Good Reason, shall be effective on the date either you or the Company gives notice to the other party of such termination in accordance with this Agreement and the Severance Plan, unless otherwise agreed to by you and the Company. In the case of the Company’s termination of your employment for Cause, or your resignation without Good Reason, you shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; and (ii) reimbursement of all expenses for which you are entitled to be reimbursed. In the event of such a termination, your rights to retain vested equity awards shall be governed by the applicable award agreements.
9.2.
Involuntary Termination without Cause; Resignation for Good Reason. Your entitlement to any and all severance benefits in the event of a termination without Cause, a resignation for Good Reason, or in the event of a Change in Control, as also defined in the Severance Plan, shall be governed by the Severance Plan in accordance with its terms, including all eligibility and release requirements.
10.
D&O Insurance; Indemnification: The Company shall cause you to be covered by directors’ and officers’ liability insurance to the same extent that such coverage is then maintained for officers or directors of the Company in active service. The Company will also indemnify you and hold you harmless to the fullest extentpermitted by applicable law, in accordance with the Bylaws and the Certificate of Incorporation of the Company and pursuant to the terms of an indemnification agreement in substantially the same form as entered into with other officers or directors of the Company.
11.
Proprietary Information, No Conflicts: As a condition of your at-will employment, you will be required to sign an Employee Confidential Information and Invention Assignment Agreement on or before the Effective Date. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentialityin breach of your confidentiality obligations to such former employer or other person to whom you have an obligation of confidentiality.

We understand that you currently are not subject to any agreements which restrict your activities for the Company. By accepting this offer below, you represent that you are subject to no agreements which might restrict your conduct at the Company; and that you understand that if you become aware at any time during your employment with the Company that you are subject to any agreements which might restrict your conduct at the Company, you are required to immediately inform the Company of the existence of such agreements.

12.
Employment Eligibility Verification: This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. On your first day of employment, you must provide us with appropriate documents to establish your eligibility to work in the United States (e.g., Social Security Card, Drivers’ License, U.S. Passport). We will not be able to employ you if you fail to comply with this requirement.

The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.

This letter, together with your Employee Confidential Information and Invention Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Please indicate your acceptance of this offer by signing and returning to me this offer letter and the attached Employee Confidential Information and Invention Assignment Agreement if you wish to accept employment at the Company under the terms herein.

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Please let me know if you have any questions regarding this offer. We look forward to having you officially join the Company team.

Sincerely,

_/s/ Alise Reicin__________

By: Alise Reicin

Accepted by: Daniel Lochner

_/s/ Daniel Lochner________

Date: May 28, 2024

Date: May 28, 2024